U.S. SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                            FORM 8-K

 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)OF THE SECURITIES
                      EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported):    April 16, 1997


                      ADOLPH COORS COMPANY
     (Exact name of registrant as specified in its charter)

           COLORADO                       0-8251             84-0178360
(State or other jurisdiction of    (Commission File No.)  (I.R.S. Employer
 incorporation or organization)                          Identification No.)

            Golden, Colorado                           80401
(Address of principal executive offices)             (Zip Code)

                                  303-279-6565
              (Registrant's telephone number, including area code)

                         Not applicable
     (Former name or address, if changed since last report)

                     PART II.  OTHER INFORMATION

Item 5.  Other Events

On April 16, 1997, Adolph Coors Company (ACC) issued a news release announcing the settlement of all legal disputes between its principal subsidiary, Coors Brewing Company (CBC), and Molson Breweries and related parties (Molson Breweries). Plans for a new partnership were also disclosed to manage Coors brands in Canada.

Under terms of the settlement, Molson Breweries has paid Coors approximately US$72 million, which will be included in ACC's second quarter results net of certain related legal expenses. The settlement ends all legal proceedings involving Coors and Molson Breweries, regarding Molson Breweries' breach of a 1985 license agreement to produce and market Coors products in Canada, and provides for the end of U.S. litigation with Molson Breweries and Miller Brewing Company.

Also announced was the signing of a conditional agreement with The Molson Companies Limited and Foster's Brewing Group Limited to launch a partnership to manage Coors brands in Canada. The name of the proposed venture is Coors Canada, and Coors' ownership will be 50.1%, with the remainder to be split evenly between the other two parties. The partnership's goals are to market a fuller portfolio of Coors products and to strengthen the presence of Coors brands throughout Canada. The proposed partnership arrangement is expected to be more profitable to Coors than the now-terminated license agreement by approximately US$12 million annually, based on 1996 volume and pricing.

The condition to effectiveness of the agreement is approval by all partners in Molson Breweries, which includes Miller Brewing Company.

ACC's April 16, 1997 news release is attached hereto as Exhibit 1.


Item 7.  Financial Statements and Exhibits

    (c)  Exhibits

       1.  News Release of Adolph Coors Company dated April 16, 1997.


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                  ADOLPH COORS COMPANY


                                  By /s/ M. Caroline Turner

                                  M. Caroline Turner
                                  Vice President and
                                  Assistant Secretary

April 30, 1997